UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 1, 2009

Date of Report (date of earliest event reported)

COST PLUS, INC.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 4th Street

Oakland, California 94607

(Address of principal executive offices)

(510) 893-7300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2009, Cost Plus, Inc. (the “Company”) entered into Amended and Restated Employment Severance Agreements (the “Agreements”) with the following executive officers: Jane L. Baughman, Executive Vice President and Chief Financial Officer; Joan S. Fujii, Executive Vice President, Human Resources; Rayford K. Whitley, Senior Vice President, Supply Chain; George K. Whitney, Senior Vice President, Merchandising; Jeffrey A. Turner, Senior Vice President, Chief Information Officer; Carrie F. Crooker, Senior Vice President, Store Operations and Elizabeth Allen, Senior Vice President, Marketing. The Agreements replace the prior employment severance agreements between the Company and each of these executive officers.

These agreements provide for payments to the executive officers in the event an officer’s employment is terminated involuntarily (other than for cause) by the Company prior to a change of control, or more than 12 months following a change of control. In such a case, the officer is entitled to receive (1) salary continuation, in accordance with the Company’s standard payroll practice, at the officer’s current base compensation level for 12 months after the officer’s termination date, and (2) a lump sum amount equal to the officer’s target bonus for the year of termination (pro rated to the date of termination) to the extent that the relevant performance targets are achieved by the Company, and to be paid at the time bonuses for the completed fiscal year are paid to other officers (or earlier, as required for purposes of Section 409A of the Internal Revenue Code). In addition, the officer will be entitled to reimbursement of premiums paid to continue participation in the Company’s health, dental and vision insurance plans for up to the same period of time for which he or she receives salary continuation payments.

These agreements also provide for payments to the executive officers in the event an officer’s employment is terminated involuntarily (other than for cause) by the Company on or within the 12 month period after a change of control. In such a case, the officer is entitled to receive (1) a lump sum amount equal to 150% of the sum of the officer’s current base compensation plus target bonus in the year of termination, less applicable tax withholdings, which will be payable within 30 days after termination of employment, and (2) a lump sum amount equal to the officer’s target bonus for the year of termination (pro rated to the date of termination) to the extent that the relevant performance targets are achieved by the Company, and to be paid at the time bonuses for the completed fiscal year are paid to other officers (or earlier, as required for purposes of Section 409A of the Internal Revenue Code). In addition, the executive officer will be entitled to reimbursement of premiums paid to continue participation in the Company’s health, dental and vision insurance plans for up to 18 months.

Upon a change of control that occurs while the executive officer remains an employee of the Company, the officer will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights. All restrictions on restricted stock and restricted stock units will lapse at that time as well. With respect to all awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met. Such vesting will be pro-rated to reflect the amount of time the officer was employed during the applicable performance period.

In the event that the executive officer voluntarily terminates his or her employment with the Company during the employment term or the Company terminates it for cause, he or she will receive no additional benefits other than any accrued benefits.

These Agreements shall terminate on June 15, 2011; provided, however, in the event of a Change of Control that occurs during the one year period preceding June 15, 2011, the term of the Agreements will extend through the one year anniversary of such Change of Control. Notwithstanding the foregoing, if the officer becomes entitled to benefits pursuant to Section 3(a) or 3(b) of the Agreements, the Agreements will not terminate until, but will terminate at, such time that all of the obligations of the parties hereto with respect to the Agreements have been satisfied.

The terms “cause,” “involuntary termination,” and “change of control” as used in the above description are each defined terms in the Agreements.

The Amended and Restated Employment Severance Agreements were filed as Exhibits to the Company’s Form 10-K for the fiscal year ending January 31, 2009.

The Company has also entered into employment severance agreements with additional officers and managers of the Company. Such agreements replace the employment severance agreements, if any, that were previously in effect with such persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Jane L. Baughman
Jane L. Baughman,
Executive Vice President and Chief Financial Officer

Dated: April 7, 2009